INVESTMENT BANKING, MERGER AND ACQUISITION AGREEMENT

       THIS AGREEMENT is made as of this ___ day of March, 2001 by and between PREMIER CONCEPTS, INC., a Colorado corporation, having its principal business offices at 3033 South Parker Road, Aurora, Colorado 80014 (the "Company") and INFUSION CAPITAL PARTNERS, LLC, a Delaware limited liability company (the "Consultant").

WITNESSETH

       WHEREAS the Company desires to retain Consultant and Consultant agrees to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth;

       WHEREAS, Consultant has broad experience in providing technical and economic advice concerning business development; and Consultant is willing to consult with the Company and render advice to the Company to achieve the Company's goals through various business combinations including, but not limited to, joint ventures, licensing, corporate partnerships, and acquisitions; and

       NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

       1.      RETENTION. The Company has selected Consultant to act as its non- exclusive financial advisor with respect to a Financial Transaction (as hereinafter defined) involving the Company and a third party ("a Third Party"); provided, however, that for the purposes of this Agreement, a Third Party shall exclude any person, firm or entity affiliated with Consultant (i.e., controlled by or under the common control of Consultant) or as to which any affiliate of Infusion would be deemed an affiliate of such Third Party. For the purposes hereof, an affiliate shall mean an officer, director or beneficial owner of ten percent (10%) or more of the equity securities of such Third Party or an affiliate of such Third Party.

       2.      TRANSACTION. A "Financial Transaction" shall mean any of the following transactions:

               (a)      An arrangement in which the Company acquires direct or indirect control of, or a material interest in, another entity or the assets or properties of another entity. An acquisition may include, but shall not be limited to, a purchase or exchange of assets or stock; a lease of assets with or without a purchase option; a merger or consolidation; a tender or exchange offer; a leveraged buy-out; a restructuring or recapitalization; a repurchase of capital stock; the formation of a joint venture or partnership; or a minority investment in the entity.

               (b)      The possible sale of the Company and/or its division(s) and/or its subsidiary(ies) by means of a merger, consolidation, joint venture, exchange offer, purchase or sale of stock or assets, or any other similar corporate transaction resulting in but not limited to any ownership of the Company, the acquisition of any shares of its stock, or the disposition outside the ordinary course of business of any of its business assets. Such a transaction includes any form of disposition which results in the effective sale of the Company by its present security holders to a Third Party introduced directly or indirectly by Consultant or with whom Consultant negotiated, or regarding which transaction Consultant advised

               (c)      The introduction by Consultant of a financing source to provide all or a portion of the capital necessary to complete a Financial Transaction.

       3.       SERVICES: In connection with its retention hereunder, Consultant may provide one or more of the following services to the Company:

                (a)      Due diligence assistance in evaluating a Financial Transaction and/or Third Party participants in a Financial Transaction.

               (b)      Assistance in negotiating and structuring a Financial Transaction.

               (c)      General advice with regard to additional capital formation strategies.

               (d)      General advice with regard to additional acquisition strategies.

                (e)      Assist in the transaction as requested by the Company. In connection therewith

                          (i) Consultant will familiarize itself, to the extent it deems appropriate and feasible, with the business, operations, properties, financial condition and prospects of the Company and the Third Party, it being understood that Consultant shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company and the Third Party, without independent investigation;

                         (ii) Consultant will advise and assist management of the Company in making presentations to the Board of Directors of the Company concerning the Financial Transaction;

                 (f)      The possible sale of the Company and/or its division (s) and/or its subsidiary (ies) by means of a merger, consolidation, joint venture, exchange offer, purchase or sale of stock or assets, or any other similar corporate transaction resulting in but not limited to any of the ownership of the Company, the acquisition of any shares of its stock, or the disposition outside the ordinary course of business of any of its business assets.

        4.       PERFORMANCE OF SERVICES. Consultant agrees to work with any parties the Company may find with regard to a possible Financial Transaction. In completing this assignment, Consultant, with the consent of the Company, may:

                 (a)      Contact prospective Third Parties, establish and attend exploratory meetings, analyze prospective Third Parties and structure and negotiate a transaction.

                  (b)      Consult other investment bankers and/or the Company's legal counsel to discuss above.

                  (c)     Consultant will familiarize itself to the extent it deems appropriate with the business, operations, properties, financial condition and prospects of a Third Party. It is understood that Consultant shall, in the course of such familiarization, rely upon information supplied by a Third Party and the Company and publicly available information without independent investigation thereof.

                   (d)      Consultant will advise the Company in structuring and negotiating a Financial Transaction.

                   (e)     Consultant shall work with the Company and its management in preparing a descriptive memorandum of the Company (its division or subsidiary) and its operations for use in discussions with prospective acquirer, merger or investment partners. It is understood that it is the Company's responsibility to prepare the initial draft of such memorandum and to assure the accuracy and completeness of the information in the memorandum.

        5.       ENGAGEMENT PERIOD. Consultant's engagement hereunder is for a period commencing on the date of this letter and terminating on December 31, 2001 (the "Initial Term"), which period may be extended by mutual consent (the "Engagement Period"). During the Initial Term this Agreement may be terminated only for cause, such cause being directly related to the performance of services hereunder. Thereafter, this Agreement may be terminated by either party upon thirty days advance written notice to the other. In the event that there is a dispute as to whether or not cause does exist for the termination of this Agreement, cause shall not be deemed to exist until there has been a final adjudication as provided in 12 hereof that the Company does have cause to terminate the Agreement.

        6.      COMPENSATION

                 (a)      Retainer. Upon execution of this Agreement, the Company shall pay to Consultant a retainer consisting of (i) $25,000 and (ii) warrants exercisable for 24 months to purchase 75,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, which the parties agree is the fair market value of the Company's Common Stock on the date of this Agreement. The $25,000 cash retainer shall be credited towards and set off against any and all other fees payable to Consultant hereunder, subject to the terms and conditions hereinbelow set forth.

                (b)      Contingent Fee. In the event a Financial Transaction with a Third Party as defined and limited herein directly introduced by Consultant shall be consummated or contracted for during the Engagement Period, the Company shall, upon consummation of each such transaction, pay Consultant a contingent fee with respect thereto based on the following:

                          7.5% of the value of the transaction, or "Total Consideration" to the Company up to and including $1,000,000

                           6% of the value of the transaction to the Company greater than $1,000,000 and up to and including $2,000,000

                            4.5% of the value of the transaction to the Company greater than $2,000,000 and up to and including $3,000,000

                            3% of the value of the transaction to the Company greater than $3,000,000 and up to and including $4,000,000, and

                   1.5% of the value of the transaction to the Company in excess of $4,000,000.

Each contingent fee shall be paid concurrently with the closing of the Financial Transaction for which it is payable. No fee payable to any other advisor shall operate to reduce the fees payable to Consultant hereunder.

        If all or any portion of the Total Consideration paid in the transaction is other than cash, then the fee payable to Consultant shall be paid in like kind as the property received by the Company or its shareholders. If all or any portion of the Total Consideration is payable in the future, then the fee payable to Consultant at such time or times in the future that the consideration is paid to the Company or its shareholders.

        7.       RIGHT TO PROCEED WITH A FINANCIAL TRANSACTION. The Company shall have the right, it its sole discretion, to decline to proceed with a Financial Transaction.

        8.       EXPENSES. In addition to payment of Consultant's fees hereunder, and regardless of whether any Financial Transaction is entered into, the Company will reimburse Consultant only for out-of-pocket expenses approved in writing by the Company.

        9.       CONFIDENTIALITY.

                  (a)      The Company agrees and understands that as a condition of Consultant's furnishing information about prospective acquirers, merger, or investment candidates, the Company will treat confidentially any information Consultant or its agents furnish to it.

                  (b)      The Company will not, and will direct its directors, officers, employees and representatives not to disclose to any other party either the fact that a discussion or negotiations are taking place concerning a possible Financial Transaction between the Company and any Third Party, or any of the terms, conditions or other facts with respect to any such possible transactions unless the Company has the prior written permission of Consultant to do so.

                  (c)      Consultant will use its best efforts to maintain information provided to it confidential except as authorized by the Company or this agreement.

                  (d)      No advice rendered by Consultant, whether formal or informal, may be disclosed in whole or in part, or summarized, excerpted from or otherwise publicly referred to, without Consultant's prior written consent. In addition, Consultant may not be otherwise publicly referred to without its prior written consent.

                  (e)      Excluded from this confidentiality agreement is any and all information routinely published by the Company in accordance with SEC filings, NASD filings and otherwise publicly released by the management of the Company.

        10.       INFORMATION. In connection with Consultant's engagement, the Company will furnish Consultant with all information concerning the Company which Consultant reasonably deems appropriate and will provide Consultant with access to the Company's officers, directors, accountants, counsel and other advisers. The Company represents and warrants to Consultant that all such information concerning the Company and its affiliates is and will be true and accurate in all material respects and does not and will not contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Consultant will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company and its affiliates and any prospective Third Party, its business or assets without any independent investigation or verification thereof or independent appraisal by Consultant. Consultant shall assume no responsibility for the accuracy or completeness of any information furnished to it and shall be entitled to rely upon such information without independent investigation, appraisal or verification.

        11.       NON-EXCLUSIVE ENGAGEMENT. Consultant shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.

        12.       ARBITRATION. The parties agree that all controversies which may arise between them concerning any Financial Transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by arbitration in accordance with the rules of the American Arbitration Association. This shall inure to the benefit of and be binding on the Company, its officers, directors, registered representatives, agents, independent contractors, employees, sureties, and any person acting on its behalf in relation to acting subject to this Agreement. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

        13.       DISCLAIMER OF RESPONSIBILITY FOR ACTS OF THE COMPANY. The obligations of Consultant described in this Agreement consist solely of Financial Services to the Company. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

        14.      INDEMNIFICATION.

                   (a)      Recognizing that transactions of this type sometimes result in litigation and that Consultant's role is limited to acting as the Company's financial advisor, the Company agrees to indemnify Consultant and its affiliates (and the directors, officers, employees and controlling persons of Consultant and its affiliates) to the full extent lawful against any and all claims, damages, losses, liabilities and expenses ("Damages") as incurred arising out of Consultant's entering into or performing services under this Agreement, excepting herefrom Damages which resulted from Consultant's wrongful or negligent acts, as finally, judicially determined ("Wrongful Acts"). "Damages" shall include reasonable fees and disbursements of Consultant's and such persons' counsel and Consultant's and such persons' reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of or preparation for any pending or threatened litigation, action, claim, or proceeding (an "Action") arising therefrom.

                   (b)      Consultant agrees to indemnify the Company and its affiliates (and the directors, officers, employees and controlling persons of the Company and its affiliates) to the full extent lawful against any and all Damages as incurred arising out of Wrongful Acts of Consultant in connection with its performance under this Agreement.

                   (c)      In each case under subparagraphs (a) and (b) of this paragraph, the indemnifying party will reimburse the indemnified person for all Damages as they are incurred by such indemnified person, whether or not in connection with a pending or threatened Action in which any indemnified person is a party. Each indemnifying person further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an indemnified person is a party therein) unless the indemnifying party shall have given the indemnified person reasonable prior written notice thereof and used all reasonable efforts, after consultation with the indemnified person, to obtain an unconditional release of each indemnified person from all liability arising therefrom.

                   (d)      If for any reason the foregoing indemnification is unavailable to the indemnified person, or insufficient to hold it harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the parties, but also the relative fault of the parties, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the parties under this paragraph shall be in addition to any liability which the parties may otherwise have and shall be binding upon and inure to the benefit of any successor, assigns, heirs and personal representatives of the Company, Consultant and any other person indemnified.

                  (e)      The provisions of this paragraph shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement.

                  (f)      Promptly after receipt by an indemnified party under subparagraphs (a) or (b) above of written notice of the commencement of any Action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such section, notify the indemnifying party in writing of the commencement of that Action; the failure to notify the indemnifying party shall not relieve it of any liability which it may have to an indemnified party, except to the extent that the indemnifying party did not otherwise have knowledge of the commencement of the Action and the indemnifying party's ability to defend against the Action was prejudiced by such failure. If any such Action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party shall not be liable to the indemnified party under such section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

        15.       NO BREACH BY COMPANY. The Company represents that consummation of the transactions contemplated herein will not result in a material breach of any of the terms, provisions or conditions of any written agreement to which it is party.

        16.       RESTRICTIVE COVENANT. The Company shall not, for a period of six (6) years approach or contact Consultant's potential investors without Consultant's prior written consent. If the Company violates this covenant, then Consultant shall be entitled to the compensation described in paragraph 6 for any transaction entered into with such investor by the Company.

        17.       GOVERNING LAW. The agreement expressed herein shall be governed by the laws of the State of Colorado governing contracts made and to be performed in such State, without giving effect to principles of conflicts of law.

        18.       SUCCESSORS AND ASSIGNS. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

        19.       FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

        20.       ENTIRE AGREEMENT/WAIVER AMENDMENT: This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communication, understanding and agreements between the parties. This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed by both parties.

        21.       SURVIVAL. The provisions of paragraphs 6, 7, 8 and 9 shall survive any termination of Consultant's engagement hereunder.

        22.      SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

        Signed and agreed to effective the date set forth above.

PREMIER CONCEPTS, INC.                        INFUSION CAPITAL PARTNERS, LLC

By:                                                                      By: